                                                                      Exhibit 12



               PIEDMONT NATURAL GAS COMPANY, INC. AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
              For Fiscal Years Ended October 31, 1993 through 1997
                      and Twelve Months Ended July 31, 1998
                      (in thousands except ratio amounts)


                                     July 31,
                                       1998         1997         1996         1995         1994       1993
                                     --------     --------     --------     --------     -------     -------
Earnings:
     Net income from
       continuing operations         $ 60,725     $ 54,074     $ 48,562     $ 40,310     $35,506     $37,534
     Income taxes                      39,091       34,650       30,928       25,442      21,407      23,427
     Fixed charges                     38,038       39,263       37,009       35,651      29,736      26,715
                                     --------     --------     --------     --------     -------     -------
         Total Adjusted Earnings     $137,854     $127,987     $116,499     $101,403     $86,649     $87,676
                                     ========     ========     ========     ========     =======     =======

Fixed Charges:
     Interest                        $ 36,157     $ 36,949     $ 34,511     $ 33,224     $27,671     $24,870
     Amortization of debt
       expense                            306          346          345          336         334         192
     One-third of rental expense        1,575        1,968        2,153        2,091       1,731       1,653
                                     --------     --------     --------     --------     -------     -------
         Total Fixed Charges         $ 38,038     $ 39,263     $ 37,009     $ 35,651     $29,736     $26,715
                                     ========     ========     ========     ========     =======     =======

Ratio of Earnings to Fixed
     Charges                             3.62         3.26         3.15         2.84        2.91        3.28
                                     ========     ========     ========     ========     =======     =======


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